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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*

                           GOLF TRUST OF AMERICA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    38168B103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              DECEMBER 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                Page 1 of 5 pages

CUSIP No. 38168B103                   13G                      Page 2 of 5 Pages


________________________________________________________________________________
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Dennis J. O'Leary
________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
     United States
________________________________________________________________________________
               5. Sole Voting Power
  NUMBER OF       479,400
   SHARES      _________________________________________________________________
BENEFICIALLY   6. Shared Voting Power
  OWNED BY
    EACH       _________________________________________________________________
  REPORTING    7. Sole Dispositive Power
   PERSON         479,400
    WITH:      _________________________________________________________________
               8. Shared Dispositive Power

________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     479,400
________________________________________________________________________________
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
     6.50%
________________________________________________________________________________
12. Type of Reporting Person (See Instructions)
    IN
________________________________________________________________________________

CUSIP No. 38168B103                   13G                      Page 3 of 5 Pages

Item 1.

(a)   NAME OF ISSUER

                           GOLF TRUST OF AMERICA, INC.
--------------------------------------------------------------------------------
(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             14 North Adger's Wharf Charleston, South Carolina 29401
--------------------------------------------------------------------------------

Item 2.

(a)   NAME OF PERSON FILING

      Dennis J. O'Leary

--------------------------------------------------------------------------------
(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

      71 Colfax Road Skillman, New Jersey 08558

--------------------------------------------------------------------------------
(c)   CITIZENSHIP

      United States

--------------------------------------------------------------------------------
(d)  TITLE OF CLASS OF SECURITIES

     Common Stock, Par Value $0.01 per share
--------------------------------------------------------------------------------
(e)  CUSIP NUMBER

     38168B103
--------------------------------------------------------------------------------

Item 3.
     If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not applicable
--------------------------------------------------------------------------------

CUSIP No. 38168B103                    13G                     Page 4 of 5 Pages


Item 4. Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 479,400

     (b) Percent of class: 6.50%

     (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote 479,400

          (ii) Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 479,400

          (iv) Shared power to dispose or to direct the disposition of 0

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.


-------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent On Behalf of Another Person.


--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.


--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.


--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.


--------------------------------------------------------------------------------
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to ss.240 13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


     (b) The following certification shall be included if the statement is filed pursuant to ss.240 13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 38168B103                   13G                      Page 5 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 9, 2004
                    ----------------------------------------
                                      Date


                                Dennis J. O'Leary
                    ----------------------------------------
                                    Signature


                                Dennis J. O'Leary
                    ----------------------------------------
                                   Name/Title



NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)